SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )


                        NFO Worldwide Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COM
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                        62910N108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                        December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                The Chase Manhattan Corporation - CMC
                The Chase Manhattan Bank - CMB
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

The Chase Manhattan Corporation - Delaware
The Chase Manhattan Bank - New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,739,800
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,742,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,525
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,745,525

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        7.812

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                        CMC - HC
                        CMB - BK
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

                        NFO Worldwide Inc

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

2 Pickwick Plaza, Ste 400
Greenwich, CT  06830

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

This notice is filed by the Chase Manhattan Corporation (CMC) and its wholly owned subsidiary, The Chase Manhattan Bank (CMB).
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

CMC - 270 Park Avenue New York, NY  10017
CMB - 270 Park Avenue New York, NY  10017
________________________________________________________________________________
Item 2(c).  Citizenship:

                        CMC: Delaware
                        CMB: New York
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                        COM

________________________________________________________________________________
Item 2(e).  CUSIP Number:

                        62910N108

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [X]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.                             13G                    Page    of    Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          1,745,525

     (b)  Percent of class:
          7.812

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,
                1,739,800

          (ii)  Shared power to vote or to direct the vote                     ,
                150

          (iii) Sole power to dispose or to direct the disposition of          ,
                1,742,000

          (iv)  Shared power to dispose or to direct the disposition of
                3,525


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

                        N/A


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                        N/A


________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
         Pursuant to Rule 13(d) - (b) (2):  This notice is filed on behalf of both CMC and its subsidiary, CMB.  In lieu of attaching an exhibit hereto, the identity of CMB is as set forth on the cover page hereof.  CMB is classified as a Bank, as such term is defined in Section (3) (a) (6) of the Securities Exchange Act of 1934,
         as amended.
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                        N/A

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                        N/A

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 10, 2000
                                        ----------------------------------------
                                                        (Date)


                                                 Margaret Rubin
                                        ----------------------------------------
                                                      (Signature)

                                                 Margaret Rubin
                                                 VP - Corporate Compliance
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).